                                                  Exhibit 99.1
Media Contact:  Patrick Hirigoyen
U.S. Telephone:  651.310.7598
E-mail: pat.hirigoyen@stpaul.com

Investor Contact:  Laura Gagnon
U.S. Telephone:  651.310.7696
E-mail: laura.gagnon@stpaul.com

July 30, 2003
For Immediate Release

The St. Paul Companies Reports Results
--------------------------------------

SAINT PAUL, Minn. - The St. Paul Companies (NYSE: SPC) today announced second-quarter 2003 net income of $214 million, or $.89 per share, up from a second-quarter 2002 net loss of $223 million, or $1.09 per share. Second-quarter 2003 operating earnings were $172 million, or $.71 per share, up from an operating loss of $194 million, or $.95 per share, for the comparable period of 2002. Second-quarter 2003 net income and operating earnings included a previously announced after-tax surety loss of $56 million, or $0.23 per diluted share. Second-quarter 2002 net income and operating earnings included a $380 million after-tax loss, or $1.79 per share, related to the Western MacArthur asbestos settlement.

Second quarter 2003 compared to the second quarter of 2002:

  -  Ongoing segments' net written premiums, excluding
     Lloyd's, up 26.2 percent (1)
  -  Net written premiums, excluding Lloyd's, up 10.8 percent (1)
  -  Net written premiums of $1.79 billion, down 2.7 percent

The company's second-quarter annualized operating earnings return on average adjusted equity was 13.0 percent, and annualized net income return on average equity was 14.1 percent. The company's year-to-date annualized operating earnings return on average adjusted equity was 14.5 percent, and annualized net income return on average equity was 13.2 percent.

                                   Three Months        Six Months
                                   Ended June 30      Ended June 30
                                  --------------     --------------
($ in millions, except per        2003      2002     2003      2002
  share amounts)                  ----      ----     ----      ----

Net income (loss)                 $214     $(223)    $395      $(90)
  Net realized investment
   (gains) losses                  (43)       24      (18)       45
  Discontinued operations            1         5        1        14
  Cumulative effect of
   accounting change                 -         -        -         6
                                  ----      ----     ----      ----
Operating earnings (loss)         $172     $(194)    $378      $(25)
                                  ====      ====     ====      ====

Net income (loss) per
 diluted share                   $0.89    $(1.09)   $1.64    $(0.47)
Operating earnings (loss)
 per diluted share               $0.71    $(0.95)   $1.56    $(0.16)


(1) During the first quarter 2003, the company eliminated a one-quarter reporting lag for its Lloyd's operation. As a result, the 2003 equivalent of the seasonally high Lloyd's net written premiums reported in the second quarter of 2002 was reported in the first quarter of 2003 making year-over-year comparisons not meaningful. To improve comparability, the company has eliminated Lloyd's premiums from both periods where noted in this release. A reconciliation is provided on page 5 of this release.

"We continue to make substantial progress," said Jay Fishman, chairman and chief executive officer. "We are particularly pleased with the net written premium growth of more than 26 percent in our ongoing insurance segments excluding Lloyd's, which we see as early evidence of the success of our strategy. We are also off to a good start on our acquisition of the renewal rights to a portion of Kemper's business. We are very pleased with the agents' initial response to expanding their business with us and with the quality of business we have booked to date. Nuveen Investments delivered high-quality earnings growth, with strong net asset flows, continuing to demonstrate the stability and quality of their business and diversified product offerings. They increased managed assets to $88 billion."


Second Quarter Financial Highlights
-----------------------------------

Ongoing insurance segments' net earned premiums grew 17.2 percent to $1.59 billion. The impact of eliminating the one-quarter reporting lag at Lloyd's was immaterial to ongoing insurance segments' net earned premium growth. Net earned premiums in the Other segment, primarily businesses being exited, declined from $598 million in second-quarter 2002 to $108 million in 2003. As a result of this decline, total earned premiums for the quarter were $1.70 billion, compared to $1.96 billion in 2002, and total revenues were $2.17 billion, down from $2.34 billion for second-quarter 2002.

The company's ongoing insurance segments recorded second-quarter net written premiums of $1.71 billion, or 95.2 percent of total net written premiums. Excluding Lloyd's premiums, ongoing insurance segments' net written premiums grew 26.2 percent in the second quarter of 2003 over the prior-year period. Including Lloyd's, net written premiums were up 13.4 percent over the same period of 2002. In the Other segment, net written premiums declined to $86 million from $337 million in 2002, primarily due to the transfer of our ongoing reinsurance operations to Platinum Underwriters Holdings, Ltd. in November 2002. Total second-quarter net written premiums of $1.79 billion were down 2.7 percent from the same prior-year period. Excluding Lloyd's premiums, total net written premiums grew 10.8 percent.

The company's statutory combined ratio for ongoing segments for the second quarter of 2003, at 95.3, and the loss ratio at 66.9, both included 5.4 points from a previously announced surety loss. The expense ratio improved 1.3 points, to 28.4, from the prior-year second quarter. The ongoing segments' combined ratio of 91.4 for the second quarter of 2002 reflected an unusually low level of weather-related losses. Catastrophe losses in the second quarter of both 2003 and 2002 were not meaningful. The overall statutory combined ratio was 97.8, consisting of a loss ratio of 69.4 and an expense ratio of 28.4, an improvement over 132.4 in the second quarter of 2002, which included 29.9 points attributable to the impact of the settlement of the Western MacArthur litigation.

Nuveen Investments contributed after-tax net income and operating earnings of $27 million in the quarter, compared to $24 million in the prior-year period. Assets under management grew to $88.26 billion at June 30, up 28.9 percent from a year ago.

The company's common shareholders' equity increased to $6.21 billion from $5.68 billion at the end of last year. Reported book value per common share at June 30, 2003, was $27.25, and $31.27 if adjusted to include the company's investment in Nuveen Investments at market value. Reported book value per common share was $25.05 at year-end 2002. The company's outstanding debt declined by $178 million compared to year-end 2002, resulting in a debt to capital ratio of 26.1 percent. The company's capital base was $9.70 billion, up $352 million from Dec. 31, 2002.

             Property-Liability Operating Overview
             -------------------------------------

The following discussion of second-quarter results relates to items that are included in both net income and operating earnings. Underwriting profits do not include net investment income.

Specialty Commercial
--------------------

Excluding Lloyd's premiums from both periods, Specialty Commercial net written premiums grew 25.2 percent. Including Lloyd's, net written premiums for Specialty Commercial increased 8.2 percent to $1.21 billion. The combined ratio of 96.6, which included 7.7 points related to the previously announced surety loss, compared to 91.8 for the same period in 2002. This segment yielded pretax underwriting profits of $12 million in the second quarter of 2003, which included the impact of the previously announced $86 million pretax loss in surety. The segment reported underwriting profits of $73 million in the comparable 2002 period.

Commercial Lines
----------------

Net written premiums for Commercial Lines - which includes Middle Market Commercial, Small Commercial and Property Solutions - increased 28.6 percent to $494 million. The combined ratio increased to 92.3 compared to 91.3 for the same period of 2002, which benefited from abnormally low weather losses. Second-quarter pretax underwriting profit for the segment, at $36 million, also reflected the impact of higher
weather-related losses in 2003 vs. 2002.   Underwriting
profits for the comparable period last year were $48 million.

Other
-----

The Other segment primarily includes the businesses the company decided to exit, as well as development on most of our asbestos and environmental reserves. The company reported pretax underwriting losses of $49 million in this segment in the second quarter of 2003, compared with underwriting losses of $712 million in the second quarter of 2002, which included $585 million of losses related to the settlement of the Western MacArthur litigation. In the fourth quarter of 2002, the company revised its estimated impact of the Western MacArthur settlement from a $585 million pretax loss to a $472 million pretax loss after an extensive analysis of the relevant reinsurance contracts.

Investments
-----------

Net investment income was $274 million in the quarter, compared to $286 million in the second quarter of 2002 and $281 million in the first quarter of 2003. The decline from first quarter was attributable to a decline in invested asset levels (due to a previously disclosed $747 million payment, which included interest, that was made in mid-January 2003 related to the Western MacArthur settlement) and lower investment yields. The average fixed maturity portfolio yield has declined from 6.1 percent at the end of first-quarter 2003 to 6.0 percent at the end of second-quarter 2003. After-tax realized gains of $43 million were primarily driven by venture capital investments, and compared with after-tax realized losses of $24 million in the year-ago period. The average credit quality of the company's fixed income investment portfolio remains AA+.

Asset Management Operating Overview
-----------------------------------

Nuveen contributed after-tax net income and operating earnings of $27 million in the quarter compared to $24 million in the prior-year period. During the second quarter, Nuveen Investments added $2.80 billion in exchange-traded closed-end funds. Total assets under management grew to $88.26 billion at the end of the quarter, an increase of 28.9 percent from $68.50 billion at June 30, 2002, and up 10.7 percent from $79.72 billion at Dec. 31, 2002. Nuveen Investments' gross sales in the second quarter were a record $5.42 billion, with positive net asset flows of $3.09 billion.


Summary Financial Data

Consolidated Financial Summary
------------------------------

                                       Three Months        Six Months
                                      Ended June 30      Ended June 30
                                      -------------      -------------
 (In millions, except                 2003     2002      2003     2002
 per share amounts)                   ----     ----      ----     ----

  Total Revenues                    $2,171   $2,344    $4,285   $4,678
                                     =====    =====     =====    =====
  Property-Liability Insurance:
   Underwriting Result by Segment:
 Specialty Commercial                $  12    $  73     $ 130    $  67
 Commercial Lines                       36       48        74       43
                                     -----    -----     -----    -----
    Subtotal - ongoing segments         48      121       204      110
 Other                                 (49)    (712)     (148)    (712)
                                     -----    -----     -----    -----
 Total Underwriting Result              (1)    (591)       56     (602)
 Other expense                         (20)     (12)      (53)     (38)
 Net investment income                 274      283       554      573
                                     -----    -----     -----    -----
    Total Property-
     Liability Insurance               253     (320)      557      (67)
    Asset Management                    44       39        86       77
    Parent and Other                   (57)     (51)     (113)    (108)
                                     -----    -----     -----    -----
  Pretax Operating Earnings (Loss)     240     (332)      530      (98)
   Income tax expense (benefit)         68     (138)      152      (73)
                                     -----    -----     -----    -----
  Operating Earnings (Loss)            172     (194)      378      (25)
   Realized investment gains
    (losses), net of taxes              43      (24)       18      (45)
   Cumulative effect of
    accounting change, net of taxes      -        -         -       (6)
   Discontinued operations,
    net of taxes                        (1)      (5)       (1)     (14)
                                     -----    -----     -----    -----
  Net Income (Loss)                  $ 214    $(223)    $ 395    $ (90)
                                     =====    =====     =====    =====

 Weighted average common
  shares outstanding                 227.5    208.3     227.3    208.1

 Weighted average diluted
  common shares outstanding          239.6    208.3     238.6    208.1


 Net Income (Loss) per
  diluted share                      $0.89   $(1.09)    $1.64   $(0.47)
    Net of taxes, per
     diluted share:
      Realized investment
       (gains) losses                (0.18)    0.12     (0.08)    0.22
      Cumulative effect of
       accounting change                 -        -         -     0.03
      Discontinued operations            -     0.02         -     0.06
                                     -----    -----     -----    -----
 Operating Earnings (Loss)
  per diluted share                  $0.71   $(0.95)    $1.56   $(0.16)
                                     =====    =====     =====    =====


* The increase in outstanding shares is due primarily to the company's issuance of equity in July 2002.

Consolidated Balance Sheet Data
-------------------------------


                                                June 30     December 31
                                               ---------    -----------
     ($ in millions, except                       2003          2002
     per share amounts)                        ---------    -----------

      Assets:
         Investments                            $22,307       $22,733
         Reinsurance recoverables                 8,452         8,300
         Other receivables                        3,240         3,176
         Other assets                             6,539         5,750
                                                 ------        ------
               Total Assets                     $40,538       $39,959
                                                 ======        ======

      Liabilities:
         Insurance reserves*                    $25,497       $26,428
         Debt - conventional                      2,092         2,270
         Debt - equity unit related                 443           443
         Other liabilities                        5,341         4,183
                                                 ------        ------
              Total liabilities                  33,373        33,324
                                                 ------        ------

         Preferred securities                       890           889
                                                 ------        ------
      Shareholders' Equity:
         Common                                   6,207         5,681
         Preferred                                   68            65
                                                 ------        ------
              Total Shareholders' Equity          6,275         5,746
                                                 ------        ------
              Total Liabilities and Equity      $40,538       $39,959
                                                 ======        ======

     Ratio of conventional debt to
      total capitalization                         21.6%         24.3%
     Ratio of total debt obligations
      to total capitalization                      26.1%         29.0%



     Book value per common share                 $27.25         $25.05

     Book value per common share,
      adjusted for Nuveeen at after-tax
      market value                               $31.27         $28.82


* Reserves include loss and loss adjustment net reserves of $6.45 billion for Other, which is primarily comprised of our runoff businesses, with a weighted average life of 4.9 years.

Net written premium impact of Lloyd's
-------------------------------------

                                      Three Months              Six Months
 ($ in millions)                     Ended June 30            Ended June 30
                                  -------------------      ------------------
                                   2003    2002   chg       2003    2002  chg
                                  -----   -----   ---      -----   -----  ---

Total net written premiums       $1,794  $1,843  (2.7)%   $3,771  $3,961 (4.8%)

 Lloyd's net written premiums        85     301              470     357
                                  -----   -----            -----   -----
 Total net written
  premiums x/Lloyd's             $1,709  $1,542  10.8%    $3,301  $3,604 (8.4)%
                                  =====   =====            =====   =====


Ongoing segments'
  net written premiums           $1,708  $1,506  13.4%    $3,575  $2,916  22.6%

 Lloyd's net written premiums        81     217              447     241
                                  -----   -----            -----   -----
 Ongoing segments' net
  written premiums x/Lloyd's     $1,627  $1,289  26.2%    $3,128  $2,675  16.9%
                                  =====   =====            =====   =====


Specialty Commercial
  net written premiums           $1,214  $1,122   8.2%    $2,546  $2,033  25.2%

 Lloyd's net written premiums        81     217              447     241
                                  -----   -----            -----   -----
 Specialty Commercial net
  written premiums x/Lloyd's     $1,133  $  905  25.2%    $2,099  $1,792  17.1%
                                  =====   =====            =====   =====

Consolidated Financial Summary, adjusted for the Elimination of the Reporting Lag for Lloyd's*
--------------------------------

            ---------------------------- Six Months Ended June 30 ----------
                          Results Prior to        Impact of
                            Elimination of   Elimination of
                            Reporting Lag*    Reporting Lag*    As Reported
                          ---------------    --------------   --------------
 (In millions, except per
   share amounts)                                              2003     2002
                                                              -----    -----
 Total Revenues                     $4,213         $   72**  $4,285   $4,678
                                     =====          =====     =====    =====
  Property-Liability Insurance:
   Underwriting Result by Segment:
 Specialty Commercial                $ 127          $   3     $ 130    $  67
 Commercial Lines                       74              -        74       43
                                     -----          -----     -----    -----
    Subtotal - ongoing segments        201              3       204      110
 Other                                (143)            (5)     (148)    (712)
                                     -----          -----     -----    -----
 Total Underwriting Result              58             (2)       56     (602)
 Other expense                         (50)            (3)      (53)     (38)
 Net investment income                 552              2       554      573
                                     -----          -----     -----    -----
    Total Property-
     Liability Insurance               560             (3)      557      (67)
    Asset Management                    86              -        86       77
    Parent and Other                  (113)             -      (113)    (108)
                                     -----          -----     -----    -----
  Pretax Operating Earnings (Loss)     533             (3)      530      (98)
   Income tax expense (benefit)        153             (1)      152      (73)
                                     -----          -----     -----    -----
  Operating Earnings (Loss)            380             (2)      378      (25)
   Realized investment gains
    (losses), net of taxes              18              -        18      (45)
   Cumulative effect of
    accounting change, net of taxes      -              -         -       (6)
   Discontinued operations,
    net of taxes                        (1)             -        (1)     (14)
                                     -----          -----     -----    -----
  Net Income (Loss)                  $ 397          $  (2)    $ 395    $ (90)
                                     =====          =====     =====    =====

 Weighted average common
  shares outstanding                 227.3          227.3     227.3    208.1

 Weighted average diluted
  common shares outstanding          238.6          238.6     238.6    208.1


 Net Income (Loss) and
  impact per diluted share           $1.65         $(0.01)    $1.64   $(0.47)

 Operating Earnings (Loss) and
  impact per diluted share           $1.57         $(0.01)    $1.56   $(0.16)



 * The elimination of the one-quarter reporting lag for St. Paul at Lloyd's is also discussed in the first quarter 2003 release.
** Applicable net written premium impact of elimination of reporting lag was $54 million.


Key terms, definitions and reconciliations
------------------------------------------

Book value per share adjusted for Nuveen Investments marked to market:

(in millions except                 Impact of           Book value
 per share)                         Nuveen at         adjusted for
                         Reported      market     Nuveen at market
                         --------   ---------     ----------------
Common Shareholders'
  Equity                   $6,207        $916           $7,123
Common Shares
  Outstanding               227.8           -            227.8
                           ------      ------           ------
Book Value per
  Common Share             $27.25       $4.02           $31.27
                           ======      ======           ======

The company consolidates Nuveen Investments, then excludes the minority interest. For purposes of calculating the book value per share adjustment in the foregoing table, the pretax difference between the carrying value of our investment in Nuveen Investments and the quarter-end market value of the shares of Nuveen Investments that we own is tax-effected at the statutory rate of 35%, and the result is divided by the number of our common shares outstanding. Since a market price is available for the shares of Nuveen Investments, we believe that providing our book value per share adjusted for Nuveen Investments at market is useful supplemental information for investors concerning our financial condition. There can be no assurance that we would receive a price per share similar to the market price if we were to seek to sell our shares of Nuveen Investments.

Capital Base: Consists of shareholders' equity, debt and preferred securities.

            ($ in billions)               June 30, 2003
                                          -------------
            Shareholders' equity            $  6.28
            Debt                               2.53
            Preferred securities               0.89
                                              -----
            Capital Base                    $  9.70
                                              =====

Each of the components of our capital base (other than a modest amount of short-term debt) supports our operations over the longer term, and we believe that showing a combined capital base is useful information to investors evaluating our financial condition.

Catastrophe Losses: Effective Jan. 1, 2003, the company changed its disclosure in that it no longer classifies all losses defined as catastrophes by the Insurance Services Office (ISO) as "catastrophe losses." The company revised its definition of losses reported as "catastrophes" to include only those events that generate losses beyond a level normally
expected in its business.   This revised definition has no
impact on recorded results. Prior periods have been reclassified to conform to this definition.

Debt to Capital Ratio reconciliation: The company shows conventional debt obligations to total capitalization, which excludes debt associated with equity unit securities from the numerator. In August 2005 the holders of equity units, of which this debt is a part, are obligated to purchase for an amount equal to the principal amount of the debt a number of shares of our common stock determined pursuant to a settlement formula specified in the forward contracts that are part of the equity unit. In light of the special characteristics of the equity units, the company believes that the conventional debt to capital ratio presents useful supplemental information to investors concerning its financial strength.


                                         June 30  December 31
                                           2003      2002
                                         -------  -----------
Conventional debt to capital ratio          21.6%        24.3%
Impact of debt associated with equity
 units on debt to capital ratio              4.5%         4.7%
                                          ------       ------
Debt to capital ratio                       26.1%        29.0%
                                          ======       ======

                       Statutory Ratios:

Expense Ratio: The company uses the statutory definition of expenses in calculating expense ratios disclosed. Expenses are divided by net written premiums to arrive at the expense ratio. "Statutory" expenses differ from "GAAP" expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred.

Loss Ratio:  The company uses the statutory definition of loss
ratio.   This ratio is calculated by dividing the sum of
losses and loss adjustment expenses incurred by net earned premiums. Net earned premiums, and losses and loss adjustment expenses, are also GAAP measures.

Combined Ratio: The sum of the statutory expense ratio and the loss ratio.

Written and Earned Premiums: Net written premiums are a statutory measure of premium volume that differs from the net earned premiums reported in our GAAP statement of operations. Written premiums for a period can be reconciled to earned premiums by adding or subtracting the change in unearned premium reserves in the period.

Operating Earnings: The company uses operating earnings, a non-GAAP financial measure, to evaluate The St. Paul's performance. "Operating earnings" shows net income exclusive of certain items that are volatile and that we believe may distort the analysis of trends in our business. Operating earnings consist of net income excluding after-tax realized gains and losses, after-tax income (or loss) from discontinued operations, and the after-tax cumulative effect of accounting changes, each of which may be highly variable from period to period. Although the investment of premiums to generate investment income and realized capital gains (or losses) is an integral part of the company's insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can result from other than temporary declines in value without actual realization. We believe that the level of realized gains or losses for any particular period is not indicative of the performance of our ongoing underlying business operations in a particular period. Results of discontinued operations are not relevant to an assessment of our ongoing operations, and changes in accounting principles have nothing to do with our underlying operations. Providing only a GAAP presentation of net income makes it more difficult for users of our financial information to evaluate the company's success or failure in our basic business, and may lead to incorrect or misleading assumptions and conclusions. We understand that the equity analysts who follow the company focus on operating earnings in their analyses for the same reasons discussed above. The excluded items may be material in a period. The company provides Operating Earnings to investors so that they have what management believes to be a useful supplement to GAAP information concerning the company's performance.

Operating Return on Equity: In calculating operating return on equity, the company uses operating earnings as defined above less preferred dividends and excludes from average equity the average unrealized appreciation or depreciation on fixed income securities, net of tax. Preferred dividends are excluded so that the returns represent only returns available to common shareholders. Unrealized appreciation (depreciation) is primarily the result of interest rate movements and the resultant valuation impact on fixed income securities generally held to maturity. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes excluding this unrealized appreciation (depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated using beginning plus ending values for the period, and dividing by two. We believe that operating return on equity is useful to investors evaluating our performance because it is a measure of return that is calculated based on operating earnings (which exclude volatile items that can distort trends as discussed earlier) and common shareholders' equity adjusted to eliminate increases and decreases that primarily result from interest rate changes that are beyond management's control.

Operating Return on Equity Reconciliation
-----------------------------------------

($ in millions)                          Three months   Six months
                                             ended        ended
                                            June 30,     June 30,
                                             2003          2003
                                         ------------   ----------
Net income                                $   214       $   395
Realized gains                                 43            18
Discontinued operations                        (1)           (1)
Preferred dividends                             2             4
                                            -----         -----
Operating earnings available to
 common shareholders                      $   170       $   374
                                            =====         =====
Annualized operating earnings
 available to common shareholders         $   680       $   748
Operating return on equity                   13.0%         14.5%
Average adjusted equity                   $ 5,230       $ 5,161
Average unrealized appreciation               788           783
                                            -----         -----
Average common equity                     $ 6,018       $ 5,944
                                            =====         =====

Underwriting Results: The company calculates underwriting results using statutory financial information, adjusting for certain items (such as the amortization of deferred policy acquisition costs) to arrive at an underwriting result as calculated with GAAP measures. Our reported underwriting result is calculated by subtracting incurred losses and loss adjustment expenses and underwriting expenses (as adjusted for items such as the impact of deferred policy acquisition costs) from net earned premiums. This represents our best measure of profitability for our property-liability underwriting segments. A reconciliation of statutory underwriting results to the company's reported underwriting results can be found in the statistical supplement available on the company's web site.

The St. Paul Companies is headquartered in Saint Paul, Minnesota, and provides commercial property-liability insurance and asset management services. The St. Paul reported 2002 revenue from continuing operations of $8.92 billion and total assets of $39.96 billion, and ranks No. 207 on the Fortune 500 list of largest U.S. companies. For additional information about The St. Paul's quarterly results, go to the Investor Relations section of The St. Paul's Web site: www.stpaul.com.

Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events, including the risk of large losses from man-made catastrophes such as terrorist attacks; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; uncertainties relating to reinsurance recoverables; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; losses due to foreign currency exchange rate fluctuations and losses in our investment portfolio; the risk that losses related to credit-sensitive products, including surety bonds, could be material in the event of a sustained economic downturn; changes in our estimate of insurance industry losses resulting from the Sept. 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; risks relating to the approval by the bankruptcy court of the settlement of the Western MacArthur matter; changes in domestic and foreign laws, regulations and taxes, including risks relating to possible Federal legislation regarding asbestos related claims; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

COMMENT ON REGULATION G

Throughout this press release, the company presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use this financial information in evaluating our performance. In addition to the GAAP presentations of net income and certain statutory reporting information we show certain non-GAAP measures, including operating earnings and operating return on equity. All non-GAAP terms are defined in this press release, together with an explanation of why we believe such measures may provide useful information to investors regarding our financial condition or results of operations and a statement, to the extent material, of any additional purposes our management uses the non-GAAP financial measure. Reconciliations of non-GAAP measures (other than the statutory information) to the most comparable GAAP figures are included in accordance with the requirements of Regulation G under the Securities Exchange Act of 1934. Non-GAAP measures are often not comparable among issuers, and are not a substitute for GAAP information.



All financial results herein are unaudited as of the date of this release.

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